Exhibit 10.29

                              EMPLOYMENT AGREEMENT

                     THIS AGREEMENT, effective as of May 5, 1999 ("Agreement Date"), is made between Barneys New York, Inc., a Delaware corporation having its principal place of business at 575 Fifth Avenue, New York, New York 10017 ("Company"), and Allen I. Questrom ("Executive"), residing at 200 East 69th Street, Apartment 43A, New York, New York 10021.

                                   ARTICLE I

                                    PURPOSES

                     The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its stockholders to obtain the services of the Executive on the terms and conditions set forth herein.

                                   ARTICLE II

                               CERTAIN DEFINITIONS

                     In addition to the terms specifically defined elsewhere in this Agreement, the following terms shall have the respective meanings indicated (unless the context indicates otherwise):

         2.1      "Article" means an article of this Agreement.

         2.2      "Cause" means any of the following:

                     (a) Executive's final conviction of a felony or plea of nolo contendere to a felony charge, which conviction is non-appealable or for which the period for filing an appeal has expired;

                     (b) Executive's material willful breach of his duties under this Agreement which is not cured by the Executive within ten (10) days of receipt of written notice thereof from the Board to the Executive; provided, that the following acts or omissions are not curable: (i) repeated instances of such breach; (ii) any material willful breach by the Executive of the covenants set forth in ARTICLE X; (iii) any knowing and intentional or willful material misrepresentation or omission by the Executive to the Board, Executive Committee or Principal Stockholders in the performance of his duties under this Agreement regarding the financial condition of the Company or any other material aspect of the Company's business; (iv) any act or omission by the Executive taken with the intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled; (v) willful theft of material property; (vi) willful physical assault



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(excluding incidental, accidental or inconsequential contact) of any other individual on the premises of the Company or in the course of performing services for the Company; and (vii) material fraud perpetrated on the Company; or

                     (c) Executive's habitual neglect of his duties which is not cured within ten (10) days of receipt of written notice thereof from the Board to the Executive.

                     Cause shall not include any one or more of the following:
(i) negligence of the Executive (other than his habitual neglect of duty); (ii) any act or omission believed by the Executive in good faith to have been in and not opposed to the interests of the Company and its Subsidiaries (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled) and reasonably believed by the Executive not to have been improper or unlawful; (iii) an error in judgment made by the Executive in good faith and not constituting a willful neglect or disregard of his duties hereunder; or (iv) any act or omission with respect to which Notice of Termination of employment of the Executive is given more than twelve (12) months after the earliest date on which any non-employee director of the Company, who was not a party to the act or omission, knew of such act or omission.

                     2.3 "Change of Control" of the Company means the occurrence of any of the following:

                     (a) (x) any person or other entity (other than any of the Company's Subsidiaries, the Principal Stockholders, the Executive and their affiliates), including any person as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, as defined in Rule 13d-3 of the 1934 Act, directly or indirectly, of more than (i) fifty percent (50%) of the Voting Stock of the Company or (ii) the Voting Stock of the Company beneficially owned, directly or indirectly, by the Principal Stockholders, the Executive and their respective affiliates ("Principal Stockholders Group"), and (y) in the case of clause (ii) only, the Principal Stockholders Group own, in the aggregate, less than forty percent (40%) of the Voting Stock of the Company;

                     (b) the Board approves the sale of all or substantially all of the property or assets of the Company and such sale is consummated;

                     (c) the Board approves a consolidation or merger of the Company with another corporation (other than with any of the Company's Subsidiaries) and such consolidation or merger is consummated, unless such consummation would result in the stockholders of the Company immediately before the occurrence of such consolidation or merger owning, in the aggregate, (i) at least sixty-five percent (65%) of the Voting Stock of the surviving entity, or
(ii) more than fifty percent (50%) of the Voting Stock of the surviving entity, and the Principal Stockholders Group own, in the aggregate, at least thirty-five percent (35%) of the Voting Stock of the surviving entity; or


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                     (d) a change in the Board occurs with the result that the
members of the Board on the Agreement Date ("Incumbent Directors") no longer constitute a majority of such Board; provided, that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; and provided, further, that any director whose appointment or nomination occurs and is required and made by any person other than the Company and its affiliates (including the Principal Stockholders) in connection with an acquisition of Voting Stock of the Company pursuant to a merger, consolidation, purchase of shares or similar transaction involving the Company shall not be treated as an Incumbent Director.

                     2.4 "Code" means the Internal Revenue Code of 1986, as amended.

                     2.5 "Disability" means any medically determinable physical or mental impairment that has lasted for a period of at least six (6) months, can be expected to be permanent or of indefinite duration, and renders the Executive unable to perform the duties required under this Agreement, as certified by a physician jointly selected by the Company or its insurers and the Executive or the Executive's legal representative.

                     2.6 "EBITDA" means, with respect to each fiscal year of the Company, the Company's consolidated earnings before interest, income taxes, depreciation, amortization and extraordinary items for such fiscal year, as determined in accordance with generally accepted accounting principles and certified to by the Company's outside independent auditors.

                     2.7 "Executive Committee" means the Executive Committee of the Board as appointed from time to time.

                     2.8 "Good Reason" means any of the following:

                     (a) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of written notice thereof given by the Executive, provided that repeated instances of such action shall be evidence of the bad faith of the Company;

                     (b) any material failure by the Company to comply with any provision of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of written notice thereof given by the Executive, provided that repeated failures shall be evidence of the bad faith of the Company;


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                     (c) failure of the Executive to be elected or reelected
Chairman of the Board and Chief Executive Officer of the Company or to be elected or reelected to membership on the Board;

                     (d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                     (e) the delivery to Executive of a Notice of Consideration pursuant to Section 4.3(b) if, within a period of 90 days thereafter, the Board fails for any reason to terminate Executive for Cause in compliance with all of the substantive and procedural requirements of Section 4.3; or

                     (f) a termination of employment by the Executive for any reason or no reason during the three-month period commencing on the date of a Change of Control that has not been agreed to in writing by the Executive.

                     2.9 "IRS" means the Internal Revenue Service.

                     2.10 "1934 Act" means the Securities Exchange Act of 1934, as amended.

                     2.11 "Notice of Termination" means a written notice given in accordance with Section 12.8 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

                     2.12 "Principal Stockholders" means Bay Harbour Management L.C., Whippoorwill Associates, Inc and their respective affiliates (other than the Company and its Subsidiaries).

                     2.13 "Stock Options" means "Initial Options" (as defined in
Section 3.5(a)), additional options issued pursuant to Section 3.5(h) and "Additional Options" (as defined in Section 3.6).

                     2.14 "Subsidiary" means a corporation as defined in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition.

                     2.15 "Termination Date" means the date of receipt of the Notice of Termination or any later date specified in such notice, which date shall be not more than fifteen (15) days after the giving of such notice; provided, however, that (a) if the Executive's employment is terminated by reason of death, then the Termination Date shall be the date of Executive's death and (b) if the Executive's employment is terminated by reason of Disability, then the Termination Date shall be the date on which such Disability is certified to by a jointly selected physician in accordance with Section 2.5.


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                     2.16 "Voting Stock" of a corporation means all classes of
capital stock of such corporation normally entitled to vote for the election of directors of such corporation.

                                  ARTICLE III

                   POSITION, DUTIES, COMPENSATION AND BENEFITS

                     3.1 Position and Duties.


                     (a) During the Agreement Term, the Executive shall be employed as the Chairman of the Board, President and Chief Executive Officer of the Company with duties, responsibilities, powers and authorities commensurate with such positions. The Executive shall have broad discretion and authority to manage and direct the day-to-day affairs of the Company. Neither the Board nor the Executive Committee shall manage and direct the day-to-day affairs of the Company, except to the extent affected by the exercise by the Board or Executive Committee of its corporate governance duties and responsibilities, including, but not limited to, issuance of shares of common or preferred stock of the Company; material financing transactions; approval, adoption and amendment of employee compensation and benefit plans, programs or policies; administration of executive incentive compensation plans, programs or policies; and approval of any annual business plan and capital expenditure plan. The Executive shall meet with the Board on a periodic basis and shall meet with the Executive Committee on a monthly basis (if requested by the Co-Chairs of the Executive Committee) regarding the Company's performance sufficient to enable the Board and the Executive Committee to fulfill their corporate governance responsibilities. The Executive promptly shall disclose to the Executive Committee and other members of the Board any indication of interest by any person (as defined in Section 13(d)(3) of the 1934 Act) to purchase shares of the Company's common stock or any other transaction which could result in a Change of Control of the Company. Executive's services shall be performed principally at the Company's corporate offices in New York City, New York.

                     (b) During the Agreement Term (other than any periods of vacation, sick leave or Disability to which the Executive is entitled), the Executive shall devote substantially all of the Executive's attention and time to the business and affairs of the Company to discharge the duties assigned to the Executive in accordance with this Agreement, and to use the Executive's best efforts to perform faithfully and efficiently such duties. During the Agreement Term, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, (3) provide consulting services to other business entities, including those in the retail clothing industry, and (4) manage personal investments, so long as such activities, either individually or in the aggregate, do not materially interfere or conflict with the performance of the Executive's duties under this Agreement and subject to the covenants set forth in ARTICLE X.


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                     3.2 Agreement Term. The term of this Agreement means the
period commencing on the Agreement Date and ending on January 31, 2003 ("Agreement Term").

                     3.3 Salary and Bonus.

                     (a) Upon signing this Agreement, the Executive shall be paid by the Company as soon as practicable thereafter a cash lump sum equal to $64,500.

                     (b) During the Agreement Term, the Executive shall earn a salary ("Salary") at the rate of $100,000 per month, which amount shall be retained by the Company as described in Section 3.5(i).

                     (c) During the Agreement Term constituting the period commencing on May 5, 1999 and ending on January 31, 2000, the Executive shall earn additional compensation ("Additional Compensation") of $50,000 per month, which amount shall be retained by the Company as described in Section 3.5(i).

                     (d) During the Agreement Term constituting the period commencing on February 1, 2000 and ending on January 31, 2003, the Executive shall also earn an annual bonus for each fiscal year of the Company ("Bonus") equal to the following amount: (1) if the Company achieves 100% of business plan target EBITDA for such fiscal year, 50% of annual Salary ("Target Bonus"); (2) if the Company achieves 125% or more of business plan target EBITDA for such fiscal year, 100% of annual Salary; and (3) if the Company achieves between 100% and 125% of business plan target EBITDA for such fiscal year, the sum of (i) Target Bonus and (ii) for each 1% above 100% of business plan target EBITDA, an additional 2% of annual Salary. The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than the March 31 next following the end of such fiscal year or, if later, the fifth (5th) business day after the Company's receipt of its audited financial statements for such fiscal year, unless such Bonus is retained by the Company as described in Section 3.5(i).

                     3.4 Other Benefits.

                     (a) Specified Benefits. During the Agreement Term, the Executive shall be entitled to receive the following benefits from the Company:

         (1) Air Travel. First class airfare (i) for all business-related travel of the Executive and (ii) for the Executive's spouse for all business-related travel of the Executive with respect to which the Executive, in his sole and absolute discretion, elects to be accompanied by his spouse.

         (2) Automobile. On-call, 24-hour limousine services.


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         (3) Executive Secretary. A full-time executive secretary reasonably selected by the Executive.

         (4) Employee Discount. An employee discount on all purchases from the Company equivalent to the employee discount provided from time to time to members of the Board, without any limitation on the total amount of purchases subject to such discount.

                     (b) Savings and Retirement Plans. During the Agreement Term, the Executive shall be entitled to participate in all savings and retirement plans (other than the Barneys Employees Stock Plan) provided by the Company from time to time applicable to senior executives of the Company generally.

                     (c) Welfare Benefit Plans. During the Agreement Term, the Executive and the Executive's spouse and children shall be eligible to participate in, and receive, without duplication, all benefits under, welfare benefit plans provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance plans) applicable to senior executives of the Company and their spouses and children generally and in accordance with the terms of such plans; provided, however, that the Executive shall not be entitled to participate in any severance pay plan of the Company except to the extent the amount of severance pay under any such plan exceeds the amount payable under
Article V.

                     (d) Other Fringe Benefits. During the Agreement Term, the Executive shall be entitled to fringe benefits (in addition to the specified benefits described in Section 3.4(a)) provided by the Company from time to time in accordance with the most favorable fringe benefit plans applicable to senior executives of the Company generally.

                     (e) Expenses. During the Agreement Term, the Executive shall be entitled to reimbursement of all reasonable business-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with the terms of the most favorable policies applicable to senior executives of the Company generally.

                     (f) Office and Support Staff. During the Agreement Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and to secretarial and other assistance, provided by the Company from time to time, in each case in accordance with the most favorable policies applicable to senior executives of the Company generally.

                     (g) Vacation. During the Agreement Term, the Executive shall be entitled to paid vacation provided by the Company from time to time in


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accordance with the most favorable policies applicable to senior executives of the Company generally, but in no event less than five weeks per year.

                     3.5 Initial Options.

                     (a) Grant of Initial Options. The Company shall grant to the Executive nonqualified options to purchase 2,234,559 shares of the Company's common stock ("Initial Options"). The Initial Options constituting Full Price Options (as defined below) shall be granted as of May 5, 1999. The Initial Options constituting Discounted Options (as defined below) shall be granted as of January 21, 2000 (or earlier as provided in Section (f)) unless the Executive provides a Notice of Termination before such date.

                     (b) Exercise Price of Initial Options. The exercise price of the Initial Options covering 744,853 shares of the Company's common stock shall be $8.68 per share ("Full Price Options"). The exercise price of the remaining Initial Options covering 1,489,706 shares of the Company's common stock shall be $4.34 per share ("Discounted Options").

         (c) Vesting of Initial Options.

         (1) Twenty-five percent (25%) of the Full Price Options shall be fully vested and immediately exercisable, in whole or in part, on May 5, 1999, and an additional twenty-five (25%) of the Full Price Options shall become fully vested and immediately exercisable, in whole or in part, as of May 5 of each of 2000, 2001 and 2002; provided, that the Executive remains employed by the Company on such dates.

         (2) Fifty percent (50%) of the Discounted Options shall vest at the same rate that compensation is earned by the Executive and retained by the Company in accordance with Section 3.5(i) ("Earned Discounted Options"); provided, that no vesting shall occur prior to May 22, 2000 but shall occur on May 22, 2000 and thereafter; and provided, further, that the Executive remains employed by the Company on such dates. The remaining fifty percent (50%) of the Discounted Options shall vest on January 31, 2003 ("Matching Discounted Options"); provided, that the Executive remains employed by the Company on such date.

                     (d) Exercise Period of Initial Options. Subject to the other provisions of this Section 3.5, each Initial Option shall, upon becoming vested and exercisable, remain exercisable through and including May 5, 2007.

                     (e) Death or Disability.

         (1) In the event of the Executive's termination of employment on account of the Executive's death or Disability during the Agreement Term, in each case solely as a result of an injury


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         sustained in an accident occurring while the Executive was performing work for the Company (including business travel), 100% of the unvested Full Price Options and 100% of a number of the Matching Discounted Options equal to the number of vested Earned Discounted Options immediately prior to the date of such death or Disability, as the case may be, shall become fully vested and immediately exercisable, in whole or in part, upon the date of such death or Disability, as the case may be.

         (2) In the event of the Executive's termination of employment on account of the Executive's death or Disability as a result of any other reason, fifty percent (50%) of the unvested Full Price Options and fifty percent (50%) of a number of the Matching Discounted Options equal to the number of vested Earned Discounted Options immediately prior to the date of such death or Disability, as the case may be, shall become fully vested and immediately exercisable, in whole or in part, upon the date of such death or Disability, as the case may be.

         (3) None of the unvested Earned Discounted Options or Matching Discounted Options equal to the number of such unvested Earned Discounted Options immediately prior to the date of the Executive's death or Disability shall vest on account of the Executive's death or Disability as a result of any reason. However, in the event that the Executive, his legal representative or his estate elects within 180 days after the date of such death or Disability, as the case may be, to pay $4.34 (exclusive of the exercise price) for up to fifty percent (50%) of the unvested Earned Discounted Options, the number of such unvested Earned Discounted Options so elected, plus an equal number of Matching Discounted Options, shall become fully vested and immediately exercisable, in whole or in part, upon such payment.

                     (f) Termination by Company without Cause or by Executive for Good Reason; Change of Control. All Initial Options to be granted shall be granted and all Initial Options shall become fully vested and immediately exercisable, in whole or in part, upon (1) Executive's termination of employment by the Company without Cause (other than as a result of Executive's death or Disability), (2) Executive's termination of employment for Good Reason, or (3) a Change of Control of the Company.

                     (g) Termination by Company for Cause or by Executive without Good Reason. Notwithstanding any other provision of this Section 3.5 and subject to Section 5.6, in the event that the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason (other than as a result of Executive's death or Disability) prior to the end of the Agreement Term, (1) the vested portion of the Initial Options may be exercised until the earlier of (A) the last day of the 24-month period commencing on the date of such termination of


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employment or (B) the expiration of the term of the Initial Options; (2)
Executive shall forfeit vested Full Price Options with respect to a number of shares that exceeds the number of shares that would have vested if such Full Price Options vested ratably on a monthly basis over the Agreement Term; and (3) Executive shall forfeit unvested Earned Discounted Options and all Matching Discounted Options.

                     (h) Anti-Dilution Adjustment of Initial Options. If at any time on or before May 16, 2000, the Company issues, or the Board commits to be issued, additional equity of the Company (including upon exercise or conversion of options and warrants outstanding as of the Agreement Date and including upon conversion of any convertible stock issued after the Agreement Date, but excluding conversion of any convertible preferred stock outstanding as of the Agreement Date) in the aggregate up to twenty million dollars ($20,000,000) to the Principal Stockholders or any other person (excluding employees, officers and directors of the Company), the Company shall, as of the date the additional equity actually is issued, grant to the Executive nonqualified options equal to fifteen percent (15%) of such additional equity at the same purchase or exercise price and with the same vesting schedules as are applicable to the Initial Options constituting Full Price Options and Matching Discounted Options (i.e., two-thirds vest when the Full Price Options vest and one-third vests on January 31, 2003, provided, that the Executive remains employed by the Company on such dates; all such additional options shall become fully vested and immediately exercisable, in whole or in part, upon (1) Executive's termination of employment by the Company without Cause (other than as a result of Executive's death or Disability), (2) Executive's termination of employment for Good Reason, (3) a Change of Control of the Company or (4) Executive's termination of employment on account of the Executive's death or Disability, in each case solely as a result of an injury sustained in an accident occurring while the Executive was performing work for the Company (including business travel); and one-half of such additional options that are then unvested shall become fully vested and immediately exercisable, in whole or in part, upon Executive's termination of employment on account of Executive's death or Disability as a result of any other reason) and shall remain exercisable for the same period as the Initial Options described in this Section 3.5. Any additional options granted pursuant to this Section 3.5(h) shall be rounded to the nearest whole share. There shall be no other adjustment to the Initial Options on account of the presently outstanding options, warrants and convertible securities of the Company.

                     (i) Deferral of Compensation. The Executive shall defer, and the Company shall retain, on a pre-tax basis the Executive's Salary and Bonus earned under this Agreement (including amounts payable under Article V in lieu thereof) to pay for the grant of the Discounted Options: (1) the Executive's Salary and Additional Compensation for


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each month during the period May 5, 1999 through January 31, 2000, totaling
$1,350,000, (2) the Executive's Salary for each month during the period February 1, 2000 through January 31, 2001, totaling $1,200,000, (3) the Executive's Bonus with respect to the Company's fiscal year ending on January 31, 2001, up to $682,662, to provide a total aggregate amount equal to $3,232,662, and (4) if the Executive's Bonus with respect to the Company's fiscal year ending on January 31, 2001 is less than $682,662, such amount of the Executive's Salary for each month or portion thereof after January 31, 2001 as necessary to provide a total aggregate amount equal to $3,232,662.

                     3.6 Additional Options:

                     (a) Grant of Additional Stock Options. If at any time prior to January 3, 2001, the Company issues in the aggregate up to five percent (5%) of the currently outstanding number of shares of common stock (whether as stock or stock options) to existing executive vice presidents or other senior executives ("Additional Equity"), the Company shall, as of the date the Additional Equity actually is issued, grant to the Executive nonqualified options equal to fifteen percent (15%) of such Additional Equity ("Additional Options"). Any Additional Options granted pursuant to this Section 3.6(a) shall be rounded to the nearest whole share.

                     (b) Exercise Price of Additional Options. The per share exercise price of each Additional Option shall be equal to the same purchase or exercise price as the Additional Equity, as evidenced by the purchase price or other consideration given for the Additional Equity.

                     (c) Vesting and Exercise Period of Additional Options. Additional Options shall vest and become exercisable in accordance with the same vesting schedules as are applicable to the Initial Options constituting Full Price Options and Matching Discounted Options (i.e., two-third vest when the Full Price Options vest and one-third vests on January 31, 2003, provided, that the Executive remains employed by the Company on such dates; all such Additional Options shall become fully vested and immediately exercisable, in whole or in part, upon (1) Executive's termination of employment by the Company without Cause (other than as a result of Executive's death or Disability), (2) Executive's termination of employment for Good Reason, (3) a Change of Control of the Company or (4) Executive's termination of employment on account of the Executive's death or Disability, in each case solely as a result of an injury sustained in an accident occurring while the Executive was performing work for the Company (including business travel); and one-half of such Additional Options that are then unvested shall become fully vested and immediately exercisable, in whole or in part, upon Executive's termination of employment on account of Executive's death or Disability as a result of any other reason) and shall remain exercisable for the same period as the Initial Options described in
Section 3.5.


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                                   ARTICLE IV

                            TERMINATION OF EMPLOYMENT

                     4.1 Disability. The Executive's employment shall terminate automatically upon the Executive's Disability during the Agreement Term.

                     4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Agreement Term.

                     4.3 Cause.

                     (a) Subject to the provisions of Section 4.3(b), during the Agreement Term, the Company may terminate the Executive's employment for Cause.

                     (b) The Company may not terminate the Executive's employment for Cause unless:

         (1) no fewer than forty-five (45) days prior to the Termination Date, the Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

         (2) for a period of not less than thirty (30) days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and (3) following the presentation to the Board as provided in clause (2) above or following Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than thirty (30) days after the date the Notice of Consideration is provided), the Executive may be terminated for Cause if (A) the Board, by a more than seventy-five percent (75%) vote of its members (excluding Executive if he is a member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the actions or inactions of the Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause; and (B) the Board provides Executive with Notice of Termination.

                     (c) A passage of time of less than twelve (12) months prior to delivery of Notice of Termination or a failure by the Company to include in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing rights under this Agreement, provided that such fact or circumstance is a basis to support Executive's termination of employment for Cause as specified in both the Notice of Consideration and Notice of Termination.


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                     (d) The Board, by unanimous vote of its members (excluding
Executive if he is a member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), may relieve the Executive of his duties, without such act constituting Good Reason, during the consideration of his termination for Cause following a Notice of Consideration. The Executive shall be restored to his duties if the Board fails to issue a Notice of Termination within thirty (30) days following the Executive's appearance before the Board or, if Executive does not request or fails to make an appearance before the Board.

                     4.4 Good Reason.

                     (a) During the Agreement Term, the Executive may terminate his employment for Good Reason provided that the Executive has (i) provided at least ten (10) days prior written notice to the Board of his intent to resign for Good Reason, including a detailed description of the specific reasons which form the basis for Good Reason and (ii) if requested by any member of the Board, attend a meeting of the Board or the Executive Committee to be held within fifteen (15) days following such notice to discuss his resignation for Good Reason.

                     (b) Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination. A passage of time of less than twelve (12) months prior to delivery of Notice of Termination or a failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

                     4.5 Other Resignation. During the period after January 31, 2000 and before the twenty-first (21st) day after the Company's audited financial statements for the year ending January 31, 2000 have been delivered to the Company (but not later than May 21, 2000), the Executive may terminate his employment for any reason or no reason by delivery of a Notice of Termination to the Board.

                                   ARTICLE V

            OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT

                     5.1 If by the Executive for Good Reason or by the Company Other Than for Cause or Disability or Death. If, during the Agreement Term, the Company shall terminate Executive's employment other than for Cause, Disability or death, or if the Executive shall terminate employment for Good Reason, the Company's obligations to the Executive shall be as follows:

                     (a) The Company shall immediately pay the Executive, in addition to all vested rights arising from the Executive's employment as specified in Article III, a cash amount equal to the sum of the following amounts:

         (1) all amounts of Salary, Additional Compensation and Bonus previously accrued to the benefit of the Executive and not retained by the Company pursuant to Section 3.5(i) ("Accrued Obligations"); and

         (2) an amount equal to the product of (A) the number of years (including a fraction of a year determined by dividing the number of days in a partial year by 365) remaining in the Agreement Term as of the Termination Date, multiplied by (B) the sum of (i) annual Salary and (ii) Target Bonus, and subject to retention by the Company pursuant to Section 3.5(i).

                     (b) On the Termination Date, the Executive shall become fully vested in, and may thereupon exercise, in whole or in part, any and all Stock Options granted to the Executive subject to the other provisions of the Agreement.

                     (c) Until the last day of the Agreement Term, the Company shall continue to provide to the Executive and the Executive's spouse and children medical, prescription, dental, individual life and group life insurance plans and programs, in accordance with the most favorable plans provided from time to time by the Company applicable to senior executives and their spouses and children generally. The Executive's rights under this Section 5.1(c) shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation, continuation coverage required by 4980 of the Code.

                     5.2 If by the Company for Cause. If, during the term of the Agreement Term, the Company shall terminate the Executive's employment for Cause, this Agreement (other than Articles X and XI) shall terminate without further obligation by the Company to the Executive, other than (a) the obligation immediately to pay Executive in cash all Accrued Obligations and (b) the obligations of the Company under all Stock Options granted to the Executive that have vested as of the Termination Date, subject to Article III.

                     5.3 If by the Executive Other Than for Good Reason. If, during the term of the Agreement Term, the Executive shall terminate employment during the Agreement Term other than for Good Reason, Disability or death, this Agreement (other than Articles X and XI) shall terminate without further obligation by the Company, other than (a) the obligation immediately to pay the Executive in cash all Accrued Obligations and (b) the obligations of the Company under all Stock Options granted to the Executive that have vested as of the Termination Date, subject to Article III.

                     5.4 If upon Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Agreement Term, this Agreement (other than Articles X and XI) shall terminate without further obligation to the Executive, other than (a) the obligation immediately to pay the Executive or his legal representative in cash all Accrued Obligations, (b) the Executive's right after the date of Executive's Disability to receive disability and other benefits in accordance with the disability and other applicable benefit plans in effect on the date of Executive's Disability and (c) the obligations of the Company under all Stock Options granted to the Executive pursuant to Article III.

                     5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Agreement Term, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than (a) the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations,
(b) the right of the Executive's family to receive benefits in accordance with the applicable benefit plans in effect on the date of Executive's death, and (c) the obligations of the Company under all Stock Options granted to the Executive pursuant to Article III.

                     5.6 Other Resignation. If the Executive shall terminate employment pursuant to 4.5 (other than for Good Reason pursuant to 4.4), (a) Executive shall immediately receive the compensation deferred in accordance with 3.5(i), (b) Executive shall not be entitled to earn any Bonus in accordance with 3.3(d), (c) Executive shall forfeit his rights to all Stock Options, and (d) the Executive shall be subject to the covenants set forth in s 10.1 and 10.2. In the event of such termination, Executive shall earn additional compensation of $50,000 per month during the period commencing on February 1, 2000 and ending on the Termination Date. The Executive agrees to continue employment with the Company and use the Executive's best efforts to ensure a smooth transition through the earliest of (a) the date that a new Chief Executive Officer has been employed by the Company, (b) a period of four (4) months has elapsed since the date of the Executive's Notice of Termination, or (c) such date as the Company elects after receipt of the Executive's Notice of Termination.

In the event that the Executive's employment is terminated during the Agreement Term for any reason, Executive shall resign as Chairman of the Board and as a member of the Board, and all other positions with the Company and its subsidiaries, unless otherwise mutually agreed in writing by the Company and the Executive.

                                   ARTICLE VI

                           EQUITY OWNERSHIP PROVISIONS

                     6.1 Tag-Along Rights. The Executive shall have tag-along rights as set forth in that certain Stockholders Agreement, dated as of the date hereof, among Bay Harbour Management L.C. for its managed accounts, Whippoorwill Associates, Inc. as agent and/or general partner for its discretionary accounts and as investment advisor to Whippoorwill/Barney's Obligations Trust - 1996, and the Executive ("Stockholders Agreement").

                     6.2 Drag-Along Rights. The Executive shall be subject to certain drag-along rights as set forth in the Stockholders Agreement.

                     6.3 Voting of Shares. The Executive agrees to vote the shares of the Company's common stock hold by him from time to time as set forth in the Stockholders Agreement.

                     6.4 Registration. The Executive shall have certain rights to request registration of his shares of Company common stock under the Securities Act of 1933, as amended, as set forth in that certain Registration Rights Agreement, dated as of the date hereof, between the Company and the Executive.

                                  ARTICLE VII

                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

                     7.1 Gross-up for Certain Taxes. If it is determined (by the reasonable computation of the Company's independent auditors, which determination shall be certified to by such auditors and set forth in a written certificate and may set forth assumptions upon which such determination is based ("Certificate") delivered to the Executive and the Company) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, "Payments") is or will become subject to any excise tax under 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, as soon as practicable after receipt of such Certificate, pay the Executive an amount ("Gross-up Payment") equal to the product of :

                     (a) the amount of such Excise Taxes

multiplied by

                     (b) the Gross-up Multiple (as defined in 7.4).

The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.

                     The Executive or the Company may at any time request the preparation and delivery to the Executive and the Company of a Certificate. The Company shall, in addition to complying with 7.2, cause all determinations and certifications under this Article VII to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive's individual tax returns on a timely basis (including any extension thereof).

                     7.2 Determination by the Executive.

                     (a) If the Company shall fail to deliver a Certificate to the Executive and to pay to the Executive the amount of the Gross-up Payment, if any, within thirty (30) days after receipt from the Executive of a written request for a Certificate, or if at any time following receipt of a Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion"), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion (including applicable worksheets) regarding such Gross-up Payment (such written notice and opinion collectively, "Executive's Determination"). Within thirty (30) days after delivery of the Executive's Determination to the Company, the Company shall either (1) pay the Executive the Gross-up Payment set forth in the Executive's Determination (less the portion of such amount, if any, previously paid to the Executive by the Company) or (2) deliver to the Executive a Certificate specifying the Gross-up Payment determined by the Company's independent auditors, together with an opinion of the Company's counsel ("Company Counsel Opinion"), and pay the Executive the Gross-up Payment specified in such Certificate.

                     (b) If the Executive does not make a request for, and the Company does not deliver to the Executive, a Certificate, the Company shall, for purposes of 7.3, be deemed to have determined that no Gross-up Payment is due.

                     7.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Company and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Company's independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company or the Executive pursuant to 7.1 or 7.2, as applicable, then the Company shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

                     (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, or expenses incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to 7.1 or 7.2, as applicable, multiplied by

                     (b) the Gross-up Multiple.

                     7.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

                     7.5 Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized employee benefits tax counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accordance with this Article VII and applicable law. "Company Counsel Opinion" means a legal opinion of nationally recognized employee benefits tax counsel that there is a reasonable basis and substantial authority (within the meaning of Internal Revenue Code 6662(d)) to support a conclusion that the Gross-up Payment set forth in the Certificate of the Company's independent auditors has been calculated in accord with this Article VII and applicable law.

                     7.6 Amount Increased or Contested. The Executive shall notify the Company in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Company of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than ten (10) business days after the Executive first obtains actual knowledge of such claims; provided, however, that any failure to give or delay in giving such notice shall affect the Company's obligations under this Article VII only if and to the extent that such failure results in actual prejudice to the Company. The Executive shall not pay such claim less than thirty (30) days after the Executive gives such notice to the Company (or, if sooner, the date on which payment of such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                     (a) give the Company any information that it reasonably requests relating to such claim,

                     (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                     (c) cooperate with the Company in good faith to contest such claim, and

                     (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of reasonable costs and expenses. Without limiting the foregoing, the Company shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

                     7.7 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to 7.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to 7.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination before the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 7.6.

                                  ARTICLE VIII

                              EXPENSES AND INTEREST

                     8.1 Legal Fees and Other Expenses.

                     (a) If the Executive incurs reasonable legal fees in an effort to secure, establish entitlement to, or obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive's legal counsel in connection with the delivery of the Executive Counsel Opinion referred to in Section 7.5 or in connection with enforcing the Executive's rights to indemnification in Article XI) and the Executive prevails, the Company shall reimburse the Executive for such fees and expenses.

                     (b) The Company will pay the Executive (i) for the Executive's reasonable legal fees and expenses in negotiating this Agreement and
(ii) as may be necessary or appropriate, the Executive's reasonable legal fees and expenses up to $25,000 annually for Executive to consult with counsel regarding the Executive's compliance with the terms of this Agreement.

                     8.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three (3) days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to two percent (2.0%) above the base commercial lending rate announced by The Chase Manhattan Bank in effect from time to time during the period of such nonpayment.

                                   ARTICLE IX

                            NO SET-OFF OR MITIGATION

                     9.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

                     9.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer; provided, however, that after a termination of employment by the Executive for Good Reason as defined in Section 2.8(f), any amounts payable under ARTICLE V to the Executive shall be subject to mitigation to the extent of compensation arising from or attributable to services performed, directly or indirectly, by the Executive as a consultant, employee, officer or director for the Company or any of its affiliates or successors, if the Executive's principal duties and responsibilities with respect to such services pertain to or include the Company's business.

                                   ARTICLE X

                       CONFIDENTIALITY AND NONCOMPETITION

                     10.1 Confidentiality. Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its Subsidiaries relating to their business, operations, employees and customers, which gives the Company and its Subsidiaries a competitive advantage in the retail clothing industry and other businesses in which the Company and its Subsidiaries are engaged, including trade secrets ("Confidential Information"). Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. Executive agrees that, except as required by the duties of his employment with the Company and/or its Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with the Company and/or its Subsidiaries for so long as such information is valuable and unique.

                     10.2 Nonsolicitation. During the Agreement Term and, if Executive's employment is terminated for any reason, thereafter for a period of one (1) year, Executive shall not (a) employ any employee of the Company and/or its Subsidiaries or (b) interfere with the Company's or any of its Subsidiaries' relationship with, or endeavor to entice away from the Company and/or its Subsidiaries any person, firm, corporation, or other business organization who or which at any time (whether before or after the date of Executive's termination of employment), was an employee, customer, vendor or supplier of, or maintained a business relationship with, any business of the Company and/or its Subsidiaries which was conducted at any time during the period commencing one
(1) year prior to the termination of employment.

                     10.3 Noncompetition. During the Agreement Term prior to Executive's termination of employment, and if the Executive is terminated for Cause or resigns without Good Reason, thereafter for a period of one (1) year,

Executive shall not engage in any Competitive Activity (as defined below) without the prior approval of the Board. "Competitive Activity" means, directly or indirectly, to carry on, be engaged in or have any financial interest, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, in any of the following corporations or their respective Subsidiaries: Saks Fifth Avenue, Neiman Marcus Corporation, Bergdorf Goodman or Nordstrom. After Executive's termination of employment, unless Executive is terminated for Cause or resigns without Good Reason (other than pursuant to Section 4.5), Executive shall not be implicitly or explicitly restricted from engaging in Competitive Activity subject to his satisfaction of his obligations under Sections 10.1 and 10.2.

                     10.4 Remedy. Executive and the Company specifically agree that, in the event that Executive shall breach his obligations under this
Article X, the Company and its Subsidiaries will suffer irreparable injury and shall be entitled to injunctive relief therefor, and shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article X constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement; and provided, further, that any breach of Section 10.3 shall not include a claim for injunctive relief against the Executive.

                     10.5 This Article X shall survive any termination of this Agreement.

                                   ARTICLE XI

                   INDEMNIFICATION; NON-EXCLUSIVITY OF RIGHTS

                     11.1 Indemnification. The Executive shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable Delaware law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than was permitted prior to such amendment) if Executive was, is, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company or any other entity which Executive is or was serving at the request of the Company ("Proceeding"), against all expenses (including without limitation, all reasonable attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("Expenses") and all claims, damages, liabilities and losses (including, without limitation, judgments; fines; liabilities under the Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by the Executive or to which the Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 8.1(a).

                     11.2 Advancement of Expenses and Costs. All Expenses incurred by or on behalf of the Executive in defending or otherwise being involved in a Proceeding shall be paid by the Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within thirty (30) days after the receipt by the Company of a statement or statements from the Executive requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by the Executive in connection therewith, together with supporting invoices, receipts and other documentation.

                     11.3 Effect of Certain Proceedings. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (a) adversely affect the rights of the Executive to indemnification, or (b) create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

                     11.4 Other Rights to Indemnification. The Executive's rights of indemnification and advancement of Expenses provided by this Article XI shall not be deemed exclusive of any other rights to which the Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board of the Company, or other provisions of this Agreement or any other agreement, or otherwise.

                     11.5 Representations. The Company represents and warrants that this Article XI does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of the Executive hereunder. The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by its Board.

                     11.6 Survival of Indemnity. This Article XI shall survive any termination of the relationship of the Executive with the Company, and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of the Executive.

                     11.7 Non-Exclusivity of Rights. This Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its

Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan or applicable law except as expressly modified by this Agreement.

                                  ARTICLE XII

                                  MISCELLANEOUS

                     12.1 Representations; Nondisclosure. The Executive will not disclose to the Company or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. The Executive represents and warrants that he is not a party to any agreement, contract or understanding, employment or otherwise, which would restrict or prohibit him in any way from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                     12.2 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                     12.3 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

                     12.4 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

                     12.5 Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.


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
12.6 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

                     12.7 Amendments. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

                     12.8 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                     If to the Executive:

                               Allen I. Questrom
                               200 East 69th Street
                               Apartment 43A
                               New York, New York 10021

                     with a copy to:

                               Sonnenschein, Nath & Rosenthal
                               8000 Sears Tower
                               Chicago, Illinois 60606
                               Attention:  Roger C. Siske, Esq.

                     If to the Company:

                               Barneys New York, Inc.
                               575 Fifth Avenue
                               New York, New York 10017
                               Attention:  Marc H. Perlowitz, Esq.

                     with a copy to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153
                               Attention:  Ted S. Waksman, Esq.

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.


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
                     12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                     12.10 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

                     12.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

                     12.12 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

                     12.13 No Waiver. The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.



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
                     12.14 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter.

                     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first above written, executed February 1, 2000.




                                         BARNEYS NEW YORK, INC.

                                         By: /s/ Marc H. Perlowitz
                                             ---------------------------------
                                         Title: Executive Vice President




                                         /s/ Allen I. Questrom
                                         -------------------------------------
                                         ALLEN I. QUESTROM












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